Exhibit 99.1

NEWS RELEASE

Contacts:

Media – John Vigeland

(920) 429-4132

Investors – R. John Pindred

(920) 429-7039

SHOPKO REVISES FOURTH QUARTER EARNINGS OUTLOOK

GREEN BAY, Wis. (December 22, 2003)    ShopKo Stores, Inc., (NYSE: SKO), today revised its earnings outlook for the fourth quarter and fiscal year ending

January 31, 2004.

The company now expects fourth quarter earnings to be in the range of $0.95 to $1.10 per share, compared with previous guidance at the low end of the $1.15 to $1.25 range.  Fiscal year 2003 earnings are now expected to be in the range of $1.20 to $1.35 per share, compared with previous guidance at the low end of the $1.40 to $1.50 range.

The earnings shortfall is primarily related to lower than expected sales and gross margin compression in the ShopKo division related to the promotional environment and clearance activity, partially offset by expense management.

“Our December sales expectations have not been met as holiday shopping traffic is lower than anticipated,” commented Sam Duncan, ShopKo president and chief executive officer.

Consolidated comparable store sales are expected to be negative low single digits for the month of December, and negative low single digits for the fourth quarter.  Consolidated inventory is expected to be flat at the end of the fourth quarter compared with the prior year.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., is a customer-driven retailer of quality goods and services in two distinct market environments.  The company operates 361 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest.  One hundred forty-one multi department ShopKo stores are located in mid-sized to larger cities and 220 convenient one-stop Pamida stores provide Hometown Values to customers in smaller communities of rural America.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings, and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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